SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement (the “Agreement”), effective as of March 4, 2025, is by and among Lincoln Financial Investments Corporation, a Tennessee corporation (the “Adviser”), BCSF Advisors, LP, a Delaware limited partnership (the “Sub-Adviser”), and Lincoln Bain Capital Total Credit Fund, a Delaware statutory trust (the “Fund”), solely as a party with respect to Section 8.

WHEREAS, the Fund, which intends to register with the U.S. Securities and Exchange Commission (the “SEC”) as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), has entered to an Investment Management Agreement dated February 28, 2025 (the “Investment Management Agreement”) with the Adviser, pursuant to which the Adviser has agreed to provide certain investment management services to the Fund;

WHEREAS, the Investment Management Agreement authorizes the Adviser, at its expense, to select and contract with one or more investment advisers registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), to perform some or all of the services for the Fund for which the Adviser is responsible under the Investment Management Agreement; and

WHEREAS, the Adviser desires to appoint the Sub-Adviser as investment sub-adviser to provide the investment advisory services to the Fund specified herein as of the effective date specified hereto, and the Sub-Adviser is willing to serve in such capacity, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.	Sub-Advisory Services

(a) Appointment and Acceptance as Sub-Adviser. The Adviser hereby appoints and retains the Sub-Adviser to act as investment sub-adviser and manage on a discretionary basis the Fund’s assets and investments, and to provide investment advisory services to the Fund, in each case, on the terms and conditions set forth herein. The Sub-Adviser hereby accepts these terms and agrees to render the services herein set forth and for the compensation provided on Schedule A to this Agreement.

(b) Investment Program. Subject to the supervision and control of the Adviser and the Fund’s board of trustees (the “Board”) and otherwise in accordance with the terms of this Agreement, the Sub-Adviser will furnish continuously an investment program for the Fund’s assets and investments, and shall, subject to the Adviser’s ultimate responsibility for the Fund’s compliance with applicable law and RIC qualification as set forth in Section 1(t), cooperate in good faith with the Adviser to cause such investment program to meet the diversification requirements of Subchapter M under the Internal Revenue Code of 1986, as amended (the “Code”), at the close of each quarter of the taxable year of the Fund. In furtherance of the foregoing, the Sub-Adviser is hereby authorized and directed and hereby agrees, subject to (1) the stated investment objectives, investment policies and restrictions of the Fund as set forth in the Fund’s registration statement, prospectus [and Statement of Additional Information] as currently in effect and as supplemented or amended from time to time (collectively referred to hereinafter as the “Prospectus”), (2) the requirements applicable to registered investment companies under applicable laws (including the 1940 Act), (3) the oversight of the Adviser and the Board, (4) any portfolio guidelines (including the list of securities permitted to be and/or restricted from trading) agreed from time to time in writing by the Adviser and Sub-Adviser (“Investment Guidelines”), and (5) the terms of this Agreement, to: (i) regularly provide investment advice, research and recommendations to the Fund; (ii) furnish, supervise and monitor a continuous investment program for the Fund and the composition of its portfolio to determine in its discretion what securities, cash and other investments shall be purchased, retained or sold; and (iii) arrange, subject to the provisions of paragraph (d) below, for the purchase and sale of securities and other investments with respect to the Fund’s assets. The Adviser shall provide the Sub-Adviser with such assistance as may be reasonably requested by the Sub-Adviser in connection with its activities under this Agreement, including, without limitation, information concerning the Fund and the Fund’s affairs.

The Adviser hereby authorizes the Sub-Adviser, at all times in accordance with the Prospectus and the Investment Guidelines, to: (i) enter into, on behalf of the Fund and as its sub-adviser and/or agent in fact, (A) any agreement, and any supporting documentation, with any futures commission merchant registered with the U.S. Commodity Futures Trading Commission (“CFTC”) to provide execution and clearing services for exchange-traded commodity futures contracts, options on futures contracts and cleared swaps for the Fund and (B) futures (including security futures) contracts, forward foreign currency exchange contracts, options on securities (listed and over-the-counter), options on indices (listed and over-the-counter), options on foreign currency and other foreign currency transactions, swap transactions (cleared or un-cleared) (including, without limitation, interest rate, credit default, total return, and related types of swap and notional rate agreements), options on swap transactions, forward rate agreements, TBA transactions and other transactions involving the forward purchase or sale of securities, repurchase and reverse repurchase transactions, buy/sell back transactions and other similar types of investment contracts or transactions, and any agreements, instruments or documentation governing any of the foregoing (including, without limitation, brokerage agreements, execution agreements, ISDA master agreements, master securities forward transactions agreements, master repurchase agreements, master securities lending agreements, security or collateral agreements, control agreements and any other agreements, instruments or documents similar or incidental to the foregoing that currently are, or in the future become, customary or necessary with respect to the documentation of any of the foregoing, and any schedules and annexes to the aforementioned agreements, instruments and documents, and any releases, consents, waivers, amendments, elections or confirmations to any of the aforementioned agreements, instruments and documents (collectively, “Investment Instruments”); (ii) pledge and deliver cash, securities, commodities or other assets of the Fund as collateral security in connection with any Investment Instrument; and (iii) otherwise act on behalf of the Fund in connection with the exercise of any rights or the satisfaction of any obligations and liabilities of the Fund under any Investment Instruments or other agreement or documentation.

(c) Custody. The Sub-Adviser will arrange for transmission to the custodian such confirmations, trade tickets and other documents and information as the Fund’s custodian may reasonably request in order to enable the custodian to perform its responsibilities with respect to the Fund’s assets and investments. The Sub-Adviser shall have authority to instruct the custodian on behalf of the Fund: (i) to deliver upon receipt of payment, and upon receipt to make payment for, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold by, or on behalf of, the Fund, and (ii) to deposit margin or collateral, which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Fund with respect to any investments made pursuant to the Investment Guidelines. All cash and the indicia of ownership of all other investments shall be held by the Fund’s custodian bank. The Sub-Adviser shall at no time have custody or physical control of any assets or cash of the Fund. The Sub-Adviser agrees to comply with such rules, procedures and timeframes as the custodian may reasonably set or provide with respect to the clearance and settlement of transactions for the Fund. If the Sub-Adviser transmits any inaccurate or erroneous trade tickets or other documentation relating to a Fund transaction, the Sub-Adviser shall be responsible for any resulting loss incurred by the Fund.

(d) Independent Contractor. In the performance of its duties hereunder, the Sub-Adviser is and will be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, will not have authority to act for or represent the Fund or Adviser in any way or otherwise be deemed an agent of the Fund or Adviser, except as expressly authorized in this Agreement or another writing signed by the Adviser. The Sub-Adviser will perform its obligations under this Agreement and will require any individual performing work on its behalf to perform such work (i) in a diligent, professional, and commercially reasonable manner, and (ii) in compliance with all applicable laws, rules, and regulations, including, without limitation, applicable anti-corruption, anti-bribery, anti-money laundering, and data privacy laws.

(e) Registration Statement Supplements. The Sub-Adviser shall be responsible for commercially reasonable expenses relating to the printing and mailing of legally required supplements to the Fund’s registration statement that are necessitated by a change of control of the Sub-Adviser or any change in any of the portfolio manager or managers assigned by the Sub-Adviser to manage the Managed Portion. The Adviser agrees to use economical means reasonably available to prepare, produce, and distribute the supplements and will upon request furnish to the Sub-Adviser documentation of the expenses incurred.

(f) Proxy Voting and Corporate Actions. The Sub-Adviser shall vote (or abstain from voting) proxies relating to the Fund’s investment securities in accordance with the Sub-Adviser’s proxy voting guidelines and procedures and provide a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Fund to file Form N-PX as required. The investment authority granted to the Sub-Adviser shall further include the authority to respond on behalf of the Fund to all corporate action requests, including, but not limited to, requests to exercise rights, options, warrants, conversion privileges, and redemption privileges, and to tender securities pursuant to a tender offer.

(g) Broker-Dealer Selection. The Sub-Adviser is authorized, subject to the supervision and oversight of the Adviser and the Board, to select brokers, dealers, futures commission merchants or other counterparties in accordance with the Sub-Adviser’s relevant policies and procedures to effect transactions in the Fund’s portfolio investments. In selecting any such brokers, dealers, futures commission merchants or other counterparties and placing orders for the purchase and sale of the Fund’s portfolio investments, the Sub-Adviser shall use commercially reasonable efforts to obtain for the Fund the most favorable price and execution available, except as permitted to pay higher brokerage commissions for brokerage and research services as described in Section 1(i) (“Section 28(e) Brokerage and Research”) below.

(h) Best Execution Factors. In using commercially reasonable efforts to obtain for the Fund the most favorable price and execution available, the Sub-Adviser, bearing in mind at all times the Fund’s best interests, shall consider all factors it deems relevant, including, but not limited to: price; the size of the transaction; the nature of the market for the investment; the difficulty of the execution; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker, dealer, futures commission merchant or other counterparty involved; and the quality of service rendered by the broker, dealer, futures commission merchant or other counterparty in other transactions. The Sub-Adviser shall render reports to the Adviser and/or to the Board as reasonably requested regarding commissions generated as a result of trades executed for the Fund, as well as information regarding third-party services, if any, received by the Sub-Adviser as a result of trading activity relating to the Fund with brokers and dealers.

(i) Section 28(e) Brokerage and Research. In accordance with the Sub-Adviser’s relevant policies and procedures and Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise by causing the Fund to pay a broker, dealer, futures commission merchant or other counterparty that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer, futures commission merchant or other counterparty would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer, futures commission merchant or other counterparty, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Fund and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. The Sub-Adviser shall maintain records adequate to demonstrate compliance with this Section 1(i).

(j) Investment Documentation. The Sub-Adviser is authorized on behalf of the Fund (i) to enter into agreements and execute any documents (e.g., exchange traded and over-the-counter derivatives documentation) required to make investments pursuant to the Investment Guidelines, which shall include any market or industry standard documentation (including applicable ISDA protocols) and the representations contained therein; (ii) to enter information regarding the Fund or its investments on relevant web applications to efficiently comply with regulatory requirements; and (iii) to acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures.

(k) Brokerage Accounts. The Sub-Adviser is authorized, on behalf of the Fund, to open and maintain brokerage accounts for securities and other instruments and to negotiate and execute, on its own behalf or on behalf of the Fund, account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with Sub-Adviser’s duties under this Agreement. In such respect, the Sub-Adviser shall act as the Adviser’s and the Fund’s agent and attorney in fact. The Sub-Adviser is authorized, on behalf of the Fund, to negotiate and enter into futures account applications, futures agreements, listed options agreements with margin accounts, ISDA master agreements and related documents, and any other brokerage or derivatives documentation to open accounts and take other necessary or appropriate actions related thereto, in accordance with the Investment Guidelines.

(l) Trade Aggregation. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations and consistent with the Investment Guidelines, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution and to elect, where appropriate and in the best interest of the Fund, real time reporting delays relating to large notional swap trades. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in compliance with Section 17(d) of the 1940 Act, Section 206 of the Advisers Act and any rules established thereunder, and pursuant to policies adopted by the Sub-Adviser.

(m) Foreign Currency. To the extent consistent with the Investment Guidelines, the Sub-Adviser, as the Fund’s agent and attorney-in-fact, when it deems appropriate and without prior consultation with the Adviser or the Fund, may cause the Fund or its agent to purchase, sell, exchange or convert foreign currency in the spot or forward markets in connection with portfolio trades, at the market rate, as determined by the Sub-Adviser in its sole discretion. The Sub-Adviser may put in place instructions for the Fund’s custodian to execute foreign exchange trades on behalf of the Sub-Adviser.

(n) Adviser Instructions. The Sub-Adviser is expressly authorized to rely upon any and all instructions, approvals and notices given on behalf of the Adviser by any one or more of those persons designated as representatives of the Adviser whose names and titles are included in a secretary’s certificate, incumbency certificate, or similar document provided by the Adviser to the Sub-Adviser indicating that the persons designated as representatives have the authority to bind the Fund. The Adviser may amend such document by written notice to the Sub-Adviser. The Sub-Adviser shall continue to rely upon these instructions until otherwise notified by the Adviser.

(o) Assistance with Valuation. The Adviser and the Board are responsible for the accuracy, reliability, and completeness of any market or fair market value determinations of the Fund’s portfolio investments. The Sub-Adviser shall provide information and assistance reasonably required by the Adviser or its designated agent(s) in determining or assessing the market value of securities or other instruments held in the Fund, including those securities or instruments for which market quotations are not readily available or for which the Adviser or the Board has otherwise determined are to be fair valued. In addition, in order to assist in the Fund’s obligation to value its portfolio assets to determine the Fund’s net asset value and upon the request of the Adviser, the Sub-Adviser shall assist the Fund or the Adviser and their designated agent(s) in their determination of whether prices obtained for valuation purposes accurately reflect the fair value of the Fund’s assets at such times as the Adviser or its agents shall reasonably request. Without limiting the foregoing, the Sub-Adviser shall provide the portfolio investments data and relevant information underlying its market or fair value recommendations to the Adviser or its designated agents as the Adviser reasonably requests. The Sub-Adviser shall also take commercially reasonable efforts to provide the Adviser and its designated agent(s) with reasonably prompt notice and analysis of any material events that may materially affect the valuation of the Fund’s investments in respect of the Fund’s assets on a daily basis and undertakes to monitor for such events with respect to such investments.

(p) Sub-Adviser Reports and Board Presentations. The Sub-Adviser shall furnish the Adviser and the Board with such reasonable information and reports regarding the Fund’s investment and compliance policies and the Fund’s investment affairs as the Adviser deems appropriate or as the Board shall reasonably request. The Sub-Adviser shall make its officers and employees who provide key services for the Fund reasonably available from time to time, including for virtual attendance at Board meetings, to review the investment and compliance policies of the Fund, and to consult with the Adviser or the Board regarding the Fund’s investment affairs.

(q) Interaction With Other Service Providers. The Sub-Adviser shall cooperate with and provide reasonable assistance to the Adviser, the Board, the Fund’s administrator, the Fund’s custodian and foreign custodians, the Fund’s transfer agent and pricing agents and all other agents and representatives of the Fund and the Adviser, keep all such persons informed as to such matters as may be reasonably necessary, as determined by the Sub-Adviser, to the performance of their obligations to the Fund and the Adviser and provide prompt responses to reasonable requests made by such persons.

(r) Investment Restrictions. In the performance of its duties under this Agreement, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) provisions of the organizational documents of the Fund where the Adviser has furnished such applicable provisions to the Sub-Adviser; (ii) the investment objectives, policies and restrictions of the Fund as stated in the currently effective Investment Guidelines of the Fund, and any amendments thereto, that have been furnished to the Sub-Adviser by the Adviser (including, but not limited to, the applicable limitations on commodity interest trading by the Fund); (iii) the federal securities laws, including without limitation the 1940 Act, the Advisers Act, and the Commodity Exchange Act; (iv) any reasonable instructions, authorizations, and directions of the Board, the Adviser, or Fund management that are provided to the Sub-Adviser in writing (including via email); and (v) the Sub-Adviser’s general fiduciary responsibilities under applicable law. The Adviser shall provide the Sub-Adviser with reasonable advance notice of any change in the Fund’s investment objectives, policies and restrictions as stated in the Investment Guidelines and the Sub-Adviser shall, in the performance of its duties and obligations under this Agreement, manage the Fund’s portfolio in compliance with such documents and changes, provided that the Sub-Adviser has received notice of the effectiveness of such changes from the Fund or the Adviser and any such changes to the investment objectives, policies, restrictions or guidelines for the Fund shall be reasonably acceptable to the Sub-Adviser.

(s) Assistance with Regulatory Disclosures. The Sub-Adviser shall provide commercially reasonable assistance to the Fund in the preparation of registration statements, prospectuses, shareholder reports, certain marketing materials and other regulatory filings, or any amendment or supplement thereto (collectively, “Regulatory Filings”) with respect to disclosure relating to the sub-advisory services provided by the Sub-Adviser under this Agreement. The disclosure shall include, but not be limited to, any required disclosure related to the Sub-Adviser’s investment management personnel, portfolio manager compensation, codes of ethics, firm description, investment management strategies and techniques, and proxy voting policies.

(t) General Legal Compliance. It is understood and agreed that the Adviser, not the Sub-Adviser, shall bear responsibility for the Fund’s compliance with the 1940 Act and/or any other applicable federal or state laws, and the Adviser shall be solely responsible for ensuring that the Fund shall qualify as a regulated investment company (“RIC”) to the extent it intends to do so. Notwithstanding the foregoing, the Sub-Adviser shall furnish the Adviser (including without limitation its chief compliance officer (the “Adviser CCO”)), the Board, and/or the Fund’s Chief Compliance Officer (the “Fund CCO”) with such reasonable information, certifications and/or reports as such persons may reasonably request from the Sub-Adviser regarding the Sub-Adviser’s compliance with: (i) Rule 206(4)-7 of the Advisers Act; (ii) the federal securities laws, as defined in Rule 38a-1 under the 1940 Act; (iii) the Commodity Exchange Act; and (iv) any and all other laws, rules, and regulations applicable to the operations of the Sub-Adviser and its services to the Fund. The Sub-Adviser shall make its officers and employees who provide key services for the Fund (including the Sub-Adviser’s chief compliance officer) reasonably available to the Adviser (including, without limitation, the Adviser CCO and the Fund CCO, as applicable) to examine and review the Sub-Adviser’s compliance program and its adherence thereto.

(u) Portfolio Securities-Related Litigation. Sub-Adviser shall not be responsible to advise or act for the Adviser or the Fund in any legal proceedings, including any bankruptcy action or class action settlement, relating to the purchase, sale, or securities or assets currently or previously held by the Fund. The Sub-Adviser agrees, however, that it shall provide the Adviser with any documentation or non-confidential information that it receives relating to any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting securities or issuers of securities held in, or formerly held in, the Fund’s assets (“Litigation”). The Sub-Adviser will not file class action claim forms or otherwise exercise any rights the Adviser may have with respect to participating in, commencing or defending Litigation. The Sub-Adviser shall have no power, authority, responsibility, or obligation hereunder to take any action with regard to any Litigation, including, without limitation, to file proofs of claim or other documents related to Litigation proceedings, or to investigate, initiate, supervise, or monitor Litigation involving the Fund’s assets, and the Adviser acknowledges and agrees that no such power, authority, responsibility or obligation is delegated hereunder.

(v) Commodity and Derivatives Trading. The Adviser represents that it has filed a notice of eligibility, and will maintain such eligibility, for exclusion from the definition of “commodity pool operator” with respect to the Fund under CFTC Regulation 4.5 or pursuant to CFTC no-action relief.

(w) Delegation. In rendering the services required under this Agreement, the Sub-Adviser may, consistent with applicable law and regulations, from time to time, employ, delegate, engage, or associate with such affiliated or unaffiliated entities or persons as it believes, in its sole discretion, to be necessary to assist it in carrying out its obligations under this Agreement; provided, however, that if any such delegation would result in such entities or persons serving as an “investment adviser” to the Fund within the meaning of the 1940 Act, such delegation must meet the requirements of Section 15(a) of the 1940 Act and related guidance of the Securities and Exchange Commission and its staff. Sub-Adviser shall remain liable to the Adviser for the performance of Sub-Adviser’s obligations hereunder and for the acts and omission of such other entities or persons, and the Adviser shall not be responsible for any fees that any such entities or persons may charge to Sub-Adviser for such services.

(x) Insurance. The Sub-Adviser agrees that it shall maintain at all times during the course of this Agreement and for the period thereafter in which indemnification obligations thereto could be triggered, an insurance policy with respect to the Sub-Adviser in a commercially reasonable amount and on commercially reasonable terms taking into account the aggregate amount that it could potentially be required to pay based on actual or potential liabilities in connection with its indemnification or other obligations under this Agreement.

(y) Code of Ethics. The Sub-Adviser, including its Access Persons (as defined in subsection (e) of Rule 17j-1 under the 1940 Act), shall observe and comply with Rule 17j-1 and the Sub-Adviser’s written code of ethics, as the same may be amended from time to time (the “Code of Ethics”). On at least a quarterly basis, the Sub-Adviser shall, at the request of the Adviser, either (i) certify to the Adviser that the Sub-Adviser and its Access Persons have complied in all material respects with the Code of Ethics with respect to the Fund or (ii) identify any (A) material violations which have occurred with respect to the Code of Ethics in relation to the Fund or (B) with respect to any Access Persons who provide services to the Fund, multiple violations (whether or not material) by the same individual(s) which have occurred with respect to the Code of Ethics in relation to the Fund. Quarterly, the Sub-Adviser shall furnish a written report, which complies with the requirements of Rule 17j-1, concerning its Code of Ethics, to the Fund and the Adviser. The Sub-Adviser shall notify the Adviser promptly of any material violation of the Code of Ethics involving employees providing services to the Fund and provide information relevant to the Fund related to any such violation. Further, the Sub-Adviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Sub-Adviser and its employees. Upon the written request of the Adviser or Sub-Adviser, the Sub-Adviser shall permit the Adviser, its employees or agents, to examine the reports (or summaries of the reports) required to be made by the Sub-Adviser under Rule 17j-1(c)(1) and other records evidencing enforcement of the Code of Ethics.

2.	Representations and Warranties

(a) Representations and Warranties of the Adviser. The Adviser represents and warrants to the Sub-Adviser as follows:

(1) the Adviser has been duly authorized by the Board to delegate to the Sub-Adviser the provision of investment services to the Fund as contemplated in this Agreement;

(2) the Adviser is registered as an investment adviser under the Advisers Act and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed and will continue to be so registered or licensed for so long as this Agreement remains in effect;

(3) the Adviser is a corporation duly organized and validly existing under the laws of the State of Tennessee with the power to own and possess its assets, perform its obligations under this Agreement and to carry on its business as it is now being, and to be, conducted;

(4) the execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (A) any provision of applicable law, rule or regulation (including the 1940 Act and the Advisers Act), (B) the Adviser’s governing instruments, or (C) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(5) the Adviser has met, and will continue to meet for so long as this Agreement remains in effect, all applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement;

(6) the Adviser will promptly notify the Sub-Adviser if the Adviser becomes disqualified from serving as an investment adviser to the Fund pursuant to Section 9(a) of the 1940 Act or otherwise;

(7) the Adviser has duly entered into the Investment Management Agreement pursuant to which the Fund authorized the Adviser to enter into this Agreement, and, as of the date hereof, has provided a copy of the Investment Management Agreement to the Sub-Adviser;

(8) the Adviser has the authority to enter into and perform the services contemplated by this Agreement; and

(9) this Agreement is enforceable against the Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Representations and Warranties of the Sub-Adviser. The Sub-Adviser represents and warrants to the Adviser as follows:

(1) the Sub-Adviser is registered as an investment adviser under the Advisers Act and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed and will continue to be so registered for so long as this Agreement remains in effect;

(2) the execution, delivery, and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (A) any provision of applicable law, rule or regulation (including the 1940 Act and the Advisers Act), (B) the Sub-Adviser’s governing instruments, or (C) any agreement, judgment, injunction, order, decree, or other instrument binding upon the Sub-Adviser;

(3) the Sub-Adviser either (A) is a commodity trading Adviser that is registered with the CFTC and is a member of the National Futures Association (the “NFA”) or (B) is exempt from registration as a commodity trading Adviser pursuant to an exemption that it shall maintain continuously during the term of this Agreement unless, if required during such term, it becomes a commodity trading Adviser that is duly registered with the CFTC and is a member in good standing with the NFA;

(4) the Sub-Adviser has provided in writing to the Adviser either the Sub-Adviser’s active NFA identification number or a certification explaining why the Sub-Adviser does not have such a number;

(5) the Sub-Adviser has met, and will continue to meet for so long as this Agreement remains in effect, all applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement;

(6) the Sub-Adviser is duly organized and properly registered and operating under the laws of its state of formation or incorporation and has the authority to enter into and perform the services contemplated by this Agreement;

(7) the Sub-Adviser will promptly notify the Adviser if the Sub-Adviser becomes disqualified from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and

(8) this Agreement is enforceable against the Sub-Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Form ADV Delivery.

(1) The Adviser acknowledges that it has received a copy of the Sub-Adviser’s current Form ADV.

(2) The Sub-Adviser acknowledges that it has received a copy of the Adviser’s current Form ADV.

3.	Services Not Exclusive

The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Sub-Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith. The Sub-Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder.

4.	Sub-Adviser Compensation

(a) As compensation for the services to be rendered by the Sub-Adviser under this Agreement, commencing on the effective date specified in Schedule A, the Adviser will pay to the Sub-Adviser a fee as described in Schedule A. Such fee shall be payable from the Adviser, computed and calculated as described in Schedule A. Adviser shall pay or cause the Fund to pay, as appropriate, such amounts directly to the Sub-Adviser at the same time (or promptly following such time) fees are paid to the Adviser pursuant to the Investment Management Agreement.

(b) The fee shall be paid by the Adviser, and not by the Fund, and without regard to any reduction in the fees that the Fund pays to the Adviser under the Investment Management Agreement as a result of any statutory or regulatory limitation on investment company expenses or any expense limitation or reimbursement agreement or otherwise between the Adviser and the Fund which may serve to reduce the amount of the advisory fee received by the Adviser.

5.	Expenses

During the term of this Agreement, the Sub-Adviser or one or more of its affiliates shall pay all expenses incurred by the Sub-Adviser in connection with its services under this Agreement, including, without limitation, additions or modifications to the Sub-Adviser’s operations necessary to perform its services under this Agreement. The Sub-Adviser shall, at its sole expense or at the expense of one or more of its affiliates, provide the office space, furnishings, equipment and personnel reasonably required, and employ or associate itself with such persons or firms as it believes to be qualified, to execute its duties under this Agreement. The Sub-Adviser shall not be responsible for, without limitation, the cost of making investments (including third-party fees and expenses with respect to or associated with finders’ fees (or similar costs associated with identifying investments), negotiating, evaluating/performing due diligence on, and investing in, any such investments (including third-party research and legal expenses incurred in connection therewith)) purchased or sold for the Fund, and all costs (including the allocable portions of compensation and out-of-pocket expenses such as travel expenses) associated with employees of the Sub-Adviser or its affiliates attending or otherwise participating in regular or special meetings of the Board (or any committee thereof), shareholders and with the Adviser, as requested.

Except as otherwise provided in this Agreement or by law, or as otherwise agreed between the Adviser, the Sub-Adviser, and the Fund (to the extent applicable), the Sub-Adviser shall not be responsible for the Fund’s or Adviser’s expenses, which shall include, but not be limited to: expenses for legal, accounting and auditing services (including expenses of legal counsel to the trustees of the Fund who are not interested persons (as defined in the 1940 Act) of the Fund, the Adviser or the Sub-Adviser); taxes (including, without limitation, securities and commodities issuance and transfer taxes) and governmental fees (including, without limitation, fees payable by the Fund to Federal, State or other governmental agencies and associated filing costs); dues and expenses incurred in connection with membership in investment company organizations (including, without limitation, membership dues of the Investment Company Institute); costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Fund’s custodians and sub-custodians, administrators and sub-administrators, registrars, depositories, transfer agents, dividend disbursing agents and dividend reinvestment plan agents (including under the custody, administration and other agreements of the Fund or the Adviser); costs of valuation service providers retained by the Fund or the Adviser; payment for portfolio pricing/valuation/modeling services to a pricing/valuation agent, if any; registration and filing fees of the SEC and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel); fees and expenses of registering or qualifying securities of the Fund for sale in the various states; fees and expenses incident to listing of the Fund’s shares on any exchange; postage, freight and other charges in connection with the shipment of the Fund’s portfolio securities; fees and expenses of the trustees of the Fund who are not interested persons (as defined in the 1940 Act) of the Fund, the Adviser or the Sub-Adviser and of any other trustees or members of any advisory board or committee who are not employees of the Adviser or Sub-Adviser or any corporate affiliate of the Adviser or Sub-Adviser; salaries of shareholder relations personnel; costs of shareholders meetings; insurance (including, without limitation, insurance premiums on property or personnel (including, without limitation, officers and trustees of the Fund) of the Fund which inure to its benefit); cost of third-party background checks; research-related travel expenses; interest; brokerage costs (including, without limitation, brokers’ commissions or transactions costs chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party); any costs and expenses associated with or related to due diligence performed with respect to the Fund’s offering of its shares, including, but not limited to, costs associated with or related to due diligence activities performed by, on, on behalf of, or for the benefit of broker-dealers, registered investment advisers, distribution platforms and third-party due diligence providers, to the extent contemplated in the Fund’s distribution plan; the Fund’s share of expenses related to co-investments; cost of third-party legal counsel incurred in connection with negotiating and making investments; broken deal expenses (including, without limitation, research costs, fees and expenses of legal, financial, accounting, consulting or other advisers (including the Adviser or its affiliates) in connection with conducting due diligence or otherwise pursuing a particular non-consummated transaction, fees and expenses in connection with arranging financing for a particular non-consummated transaction, travel costs, deposits or down payments that are forfeited in connection with, or amounts paid as a penalty for, a particular non-consummated transaction and other expenses incurred in connection with activities related to a particular non-consummated transaction); all expenses incident to the payment of any dividend, distribution (including any dividend or distribution program), withdrawal or redemption, whether in shares or in cash; the costs associated with the Fund’s share repurchase program; the cost of making investments (including third-party fees and expenses with respect to or associated with negotiating any such investments) purchased or sold for the Fund; litigation and other extraordinary or non-recurring expenses (including, without limitation, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund’s operations.

The Fund or the Adviser, as the case may be, shall reimburse the Sub-Adviser or its affiliates for any expenses of the Fund or the Adviser as may be reasonably incurred by the Sub-Adviser or its affiliates as specifically provided for in this Agreement (including, for the avoidance of doubt, any of the above expenses incurred by the Sub-Adviser or its affiliates on the Fund’s behalf or as specifically agreed to beforehand by the Adviser). The Sub-Adviser shall keep and supply to the Fund and the Adviser reasonable records of all such expenses.

6.	Effective Period; Agreement Termination and Amendments

(a) Effective Period. This Agreement shall continue in effect for two years from the date hereof, and thereafter shall continue for successive one-year periods only so long as such continuance is specifically approved: (i) at least annually by the Board, including a majority of the trustees of the Fund who are not interested persons, cast in person or via other means, to the extent permitted under the 1940 Act and relevant regulatory relief or guidance, at a meeting called for the purpose of voting on such approval; or (ii) if presented to the Fund’s shareholders, by the affirmative vote of a majority of the Fund’s outstanding voting securities.

(b) Termination by Law/Contract. This Agreement shall automatically terminate without the payment of any penalty in the event of: (i) its assignment, (ii) its delegation unless the Adviser has by prior written consent agreed to the delegation, or (iii) termination of the Investment Management Agreement.

(c) Termination Rights. This Agreement may be terminated, without the payment of any penalty, by: (i) the Fund, by vote of a majority of the Board or by vote of a majority of the Fund’s outstanding voting securities, on 60 days’ written notice to the Sub-Adviser; (ii) the Adviser, on 60 days’ written notice to the Sub-Adviser; (iii) the Sub-Adviser, on 60 days’ written notice to the Adviser; (iv) by mutual written consent of the Adviser and the Sub-Adviser or (v) by the non-defaulting party upon delivery of written notice from the non-defaulting party to the defaulting party in the event of a material breach of any provision of this Agreement by the defaulting party, provided that, to the extent such material breach is capable of being cured, the non-defaulting party shall have first provided the defaulting party written notice of the material breach and the defaulting party shall have failed to cure such breach to the reasonable satisfaction of the non-defaulting party within 10 days after the delivery of such notice. The notice provided for in clauses (i), (ii), (iii) and (v) above may be waived by the party required to be notified.

(d) Effect of Expiration or Termination. If this Agreement expires or is terminated, then the Sub-Adviser shall be entitled to receive all amounts (including any accrued but unreimbursed expenses) payable to it and not yet paid pursuant to Sections 4 and 5 hereof, as applicable. If this Agreement is not continued by the Fund’s Board or is terminated pursuant to Sections 6(c)(i) or (ii) above, the Investment Management Agreement between the Adviser and the Fund shall be terminated at the same time this Agreement is terminated.

(e) Transactions in Progress Upon Termination. The Adviser and the Sub-Adviser shall cooperate with each other to ensure that portfolio or other transactions in progress at the date of termination of this Agreement shall be completed by the Adviser in accordance with the terms of such transactions, and to this end the Sub-Adviser shall provide the Adviser with all reasonably required information and documentation to secure the implementation thereof.

(f) Delivery of Records Upon Termination. In the event of termination for any reason, all records of the Fund in the custody of the Sub-Adviser shall promptly be returned to the Adviser or the Fund, free from any claim or retention of rights in such records by the Sub-Adviser, although the Sub-Adviser may, at its own expense, make and retain copies of such records.

(g) Amendments. This Agreement may be amended by the mutual written consent of the parties. To the extent required by applicable law, any material amendment must also be approved by the vote of: (i) the Board, including a majority of the trustees of the Fund who are not interested persons; and (ii) a majority of the Fund’s outstanding voting securities (unless such approval is not required by Section 15 of the 1940 Act).

7.	Notification Requirements

The Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events:

(a) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

(b) the Sub-Adviser has a reasonable basis for believing that the Fund has failed to satisfy the diversification requirements under Subchapter M under the Code, provided that any obligation of the Sub-Adviser to notify the Adviser pursuant to this clause (b) shall not limit or otherwise modify the Adviser’s ultimate responsibility for the Fund’s compliance with applicable law and RIC qualification as set forth in Section 1(t);

(c) the Sub-Adviser shall have received notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the Fund or any services the Sub-Adviser provides for the Fund that could reasonably be expected to have a material adverse effect on the Fund; and

(d) any change in the Sub-Adviser’s portfolio managers identified in the Prospectus as providing services to the Fund.

The Adviser shall promptly notify the Sub-Adviser in writing of the occurrence of any of the following events:

(a) the Adviser shall fail to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement or the Investment Management Agreement;

(b) the Adviser has a reasonable basis for believing that the Fund has failed to satisfy the diversification requirements under Subchapter M under the Code; and

(c) the Adviser shall have received notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the Fund or any services the Adviser provides for the Fund that could reasonably be expected to have a material adverse effect on the Fund.

8.	Liability and Indemnification

(a) Sub-Adviser Liability. The Sub-Adviser’s duties with respect to the Fund shall be confined to those expressly set forth herein. The Sub-Adviser shall not be liable for any error of judgement or for any loss suffered by the Adviser or the Fund in connection with the matters to which this Agreement relates, or subject to any other damages, expenses or losses arising out of any act or omission in connection with the services rendered hereunder, except by reason of the Sub-Adviser’s breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations hereunder, unless otherwise provided under provisions of applicable law. It is agreed that the Sub-Adviser shall have no responsibility or liability for the accuracy or completeness of the Prospectus except for information supplied by the Sub-Adviser for inclusion therein. In no event shall the Sub-Adviser be liable for any special, consequential or punitive damages.

(b) Adviser and Fund Liability. Except as otherwise set forth herein, none of the Adviser nor the Fund shall be liable for any error of judgment or mistake of law in connection with the matters to which this Agreement relates, or subject to any damages, expenses, or losses arising out of any act or omission in connection with the services rendered hereunder, except by reason of its breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations hereunder, unless otherwise provided herein or under provisions of applicable law.

(c) Sub-Adviser Indemnification of Adviser and the Fund. The Sub-Adviser shall indemnify and hold harmless the Adviser and its affiliates and controlling persons (including for this purpose each officer, director, shareholder, member, principal, partner, manager, employee or agent of, any person who controls, is controlled by or is under common control with, or any other person designated by the Adviser as an Adviser Indemnified Person (as defined herein) (each such person, including the Adviser, being referred to as an “Adviser Indemnified Person”)) and the Fund from and against any and all suits, actions, legal or administrative proceedings or investigations, claims, demands, damages, liabilities, interest, loss, costs and expenses, including reasonable attorneys’ fees, disbursements and court costs that the Adviser Indemnified Persons or the Fund, as applicable, may sustain as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder; provided, however, that the Adviser Indemnified Persons and the Fund shall not be indemnified for any liability or expenses sustained as a result of any Adviser Indemnified Person’s or the Fund’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the Adviser Indemnified Person may be or may have been involved as a party or otherwise, or with which such Adviser Indemnified Person may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section 8 are not to be construed so as to provide for indemnification of an Adviser Indemnified Person for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 8.

(d) Fund and Adviser Indemnification of Sub-Adviser.

(1) To the fullest extent permitted by law, the Fund and the Adviser shall, subject to Section 8(d)(3) of this Agreement, on a several basis, indemnify the Sub-Adviser (including for this purpose each officer, director, shareholder, member, principal, partner, manager, employee or agent of, any person who controls, is controlled by or is under common control with, or any other person designated by the Sub-Adviser as a Sub-Adviser Indemnified Person (as defined herein) (each such person, including the Sub-Adviser, being referred to as a “Sub-Adviser Indemnified Person”)) against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Sub-Adviser to the Fund, or the past or present performance of services to the Fund in accordance with this Agreement by the Sub-Adviser Indemnified Person, except (i) to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the Sub-Adviser Indemnified Person by reason of willful misfeasance, bad faith or gross negligence or (ii) in the case of the Adviser, to the extent that the loss, claim, damage, liability, cost or expense was not sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations hereunder. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the Sub-Adviser Indemnified Person may be or may have been involved as a party or otherwise, or with which such Sub-Adviser Indemnified Person may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section 8 are not to be construed so as to provide for indemnification of a Sub-

Adviser Indemnified Person for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 8.

(2) Expenses, including counsel fees and expenses, incurred by any Sub-Adviser Indemnified Person (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Fund in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the Sub-Adviser Indemnified Person to repay to the Fund amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 8(d)(1) of this Agreement, so long as (i) the Sub-Adviser Indemnified Person provides security in form and amount acceptable to the Fund for the undertaking, (ii) the Fund is insured against losses arising by reason of the advance, or (iii) a majority of the trustees of the Fund who are not interested persons (excluding any trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) at the time the advance is proposed to be made that reason exists to believe that the Sub-Adviser Indemnified Person ultimately shall be entitled to indemnification.

(3) As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence, indemnification shall be provided in accordance with Section 8(d)(1) of this Agreement if (i) approved as in the best interests of the Fund by a majority of the trustees of the Fund who are not interested persons (excluding any trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Fund and that the indemnitee is not liable to the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence or (ii) the trustees of the Fund secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the indemnitee against any liability to the Fund or its shareholders to which the indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence.

(4) Any indemnification or advancement of expenses made in accordance with this Section 8(d) shall not prevent the recovery from any Sub-Adviser Indemnified Person of any amount if the Sub-Adviser Indemnified Person subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 8, the burden of proving that the Sub-Adviser Indemnified Person is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 8 shall be on the Fund (or on any shareholder acting derivatively or otherwise on behalf of the Fund or its shareholders).

(e) Rights Not Exclusive. The rights of indemnification provided in this Section 8 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 8 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of the Adviser or any Sub-Adviser Indemnified Person.

9.	Records; Right to Audit

(a) Records. The Sub-Adviser agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to investments made by the Sub-Adviser for the Fund that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records it maintains on behalf of the Fund are the Fund’s property, and the Sub-Adviser will surrender promptly to any of the Adviser, the Fund, or the Fund any such records upon reasonable advance request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser will use records or information obtained under this Agreement only for the purposes contemplated hereby and will not disclose such records or information in any manner other than as expressly authorized by the Fund, if disclosure is expressly required by applicable federal or state regulatory authorities, or if otherwise required or permitted by this Agreement. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 any such records as are required to be maintained by it pursuant to this Agreement and shall transfer all such records to any entity designated by the Adviser upon the termination of this Agreement.

(b) Right to Audit. The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject to reasonable periodic, special and other examinations by the Securities and Exchange Commission (“SEC”), the Fund’s auditors, any Fund representative, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Fund.

10.	Confidential Information

(a) No Disclosure to Third Parties. Except as provided in Section 10(b), no party shall disclose to any third party any non-public, confidential and proprietary information and materials concerning or pertaining to the Fund, the Sub-Adviser, or the Adviser (“confidential information”). Each party will receive and hold such confidential information in the strictest confidence, and acknowledges, represents and warrants that it will use its reasonable best efforts to protect the confidentiality of the confidential information. For purposes of this Agreement, confidential information includes, without limitation, non-public portfolio holdings information (i.e., portfolio holdings information that has not been made public by having been filed with the SEC); information about the business operations of the Fund, the Adviser, or the Sub-Adviser; and financial information, methods, plans, techniques, processes, and trade secrets, regardless of whether any such information would be considered material under the federal securities laws. Each party shall use confidential information only in furtherance of performing its duties hereunder and shall maintain policies and procedures reasonably designed to prevent its unauthorized disclosure. For the sake of clarity, confidential information does not include information that (1) is, or becomes, public knowledge through no act or failure to act of the receiving party, its employees, or its agents, (2) is lawfully obtained by the receiving party from a third party not known by the receiving party after reasonable inquiry to have an obligation to maintain the confidentiality of such information or (3) is independently developed by the receiving party from sources or through persons that receiving party can demonstrate had no access to the information of the disclosing party.

(b) Exceptions. A party may retain and disclose confidential information to a third party: (i) with the prior written consent of the other party; (ii) as required by applicable federal or state law, regulation, court order, or the rules and regulations or request of any governmental or self-regulatory body or official having jurisdiction over such party (and, in such circumstances, such party shall, unless prohibited from so doing by subpoena, order or law, (1) give notice to the other party of its receipt of such order and (2) cooperate in all reasonable respects (and at such other party’s expense) with such other party in seeking to obtain a protective order either precluding such disclosure or requiring that the confidential information so disclosed be maintained as confidential or used only for the purposes for which the order was issued); (iii) to its associates, delegates and other agents who reasonably require access to such information in order to provide the services contemplated by this Agreement (collectively, “representatives); (iv) to any market counterparty or broker, dealer, or futures commission merchant (collectively, “trading counterparties”) (in accordance with market practice) in relation to transactions undertaken for the Fund or (v) to the custodian, in order to assist or enable the proper performance of its services under the Agreement. Subject to the Investment Guidelines, such party and any trading counterparties are authorized to disclose transaction and other information to data repositories and regulators for the purposes of meeting applicable transaction and other regulatory reporting requirements. A party shall be responsible for enforcing compliance with this Agreement by its representatives, if and to the extent such party has disclosed confidential information to any of them.

(c) Portfolio Positioning. For removal of doubt, this Agreement shall treat as confidential information any non-public information exchanged between the Adviser and the Sub-Adviser regarding the Fund’s portfolio or anticipated portfolio prior to the date the Sub-Adviser commences to manage the Fund’s assets.

(d) Sole Property. Any confidential information provided by a party shall remain the sole property of such party, and shall be promptly returned to such party (or destroyed) following any request by such party to do so. Notwithstanding the foregoing, either party (and others to whom permitted disclosure has been made) (i) may retain a copy of the confidential information as is required for regulatory purposes or to comply with internal policy or laws relating to document retention and (ii) shall not be required to return, delete, or destroy any confidential information as resides on its electronic systems, including email and back-up tapes, it being understood that any such surviving confidential information shall remain subject to the limitations of this Section 9.

(e) Tax Disclosure. Notwithstanding anything to the contrary herein, each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of (i) the Fund and (ii) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

(f) Privileged Materials. To the extent that any confidential information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party agrees that they have a commonality of interest with respect to such matters and it is their mutual desire, intention and understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All confidential information furnished by either party to the other or such other party’s Representatives hereunder that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under such privileges, this Agreement, and under the joint defense doctrine.

(g) Track Record. The parties agree that, notwithstanding the foregoing, the Sub-Adviser shall have the right to utilize any performance track record of the Fund, both during the term of this Agreement and after the termination of this Agreement, subject to applicable legal and regulatory requirements and limitations.

11.	Use of Sub-Adviser Name

(a) Sub-Adviser Property. The parties agree that the names of the Sub-Adviser and its affiliates, and their logos, trademarks, service marks or trade names, and any derivatives of such (collectively, “Sub-Adviser Property”) are the valuable property of the Sub-Adviser and its affiliates.

(b) Permitted Use. The Adviser and the Fund may use Sub-Adviser Property only to identify the Sub-Adviser as the sub-adviser to the Fund as required by law or governmental regulations. The Adviser and the Fund agree to provide samples of any material that uses Sub-Adviser Property at the Sub-Adviser’s request and to abide by reasonable guidance provided by the Sub-Adviser and its affiliates regarding proper use of Sub-Adviser Property. Any other use of Sub-Adviser Property (including in any fact sheets, teasers, registration statements or similar formal promotional items provided to any investor or potential investor in the Fund, broker, investment adviser or other third party) must be expressly pre-approved in writing by the Sub-Adviser. Any change in any approved use of Sub-Adviser Property, including, without limitation, a change in a Fund name that includes Sub-Adviser Property, requires prior approval in writing by the Sub-Adviser or its appropriate affiliate. Upon termination of this Agreement, the Adviser and the Fund shall forthwith cease to use Sub-Adviser Property except to the limited extent necessary to comply with laws, governmental regulations or a court order. In addition, the Adviser and Fund shall cease use of the Sub-Adviser’s name if Sub-Adviser ceases to be the sole sub-adviser to the Fund.

(c) Unauthorized Use. If the Adviser or the Fund makes any unauthorized use of Sub-Adviser Property, the parties acknowledge that the Sub-Adviser and its affiliates shall suffer irreparable harm for which monetary damages may be inadequate, and the Sub-Adviser and its affiliates shall thus be entitled to injunctive relief, as well as any other remedy available under law.

12.	Governing Law

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware (without regard to conflict-of-law principles or doctrines thereof) and the applicable provisions of the 1940 Act and the Advisers Act, respectively, and any then-current regulatory interpretations thereunder. To the extent that the applicable law of the State of Delaware or any of the provisions herein conflict with the applicable provisions of the 1940 Act or the Advisers Act, the latter shall control.

13.	Severability/Interpretation

If any provision of this Agreement is held invalid by a court decision, statute, rule, regulation, order, or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of this Agreement is altered by an SEC rule, regulation or order, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

14.	Notices

Any notice that is required to be given by one party to the other parties under the terms of this Agreement shall be given in writing, delivered, or mailed postpaid to the other parties, or transmitted by facsimile or e-mail with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party in accordance with this Section 14:

If to the Sub-Adviser:

BCSF Advisors, LP

Attention: Jessica Yeager, General Counsel, Private Credit

200 Clarendon Street

Boston, MA 02116

If to the Adviser:

Lincoln Financial Investments Corporation

Attention: Ron Holinsky, Senior Vice President & Chief Legal Officer

150 N. Radnor Chester Road

Radnor, PA 19087

15.	Counterparts

This Agreement may be executed in one or more counterparts. Each counterpart shall be deemed to be an original, but all counterparts together shall constitute one and the same instrument. The parties may exchange facsimiles or .pdf images by e-mail of actual signatures in lieu of mailing physical copies of counterparts.

16.	Entire Agreement

This Agreement, together with any Schedules or Exhibits hereto, represents the entire Agreement between the parties, and supersedes any other written or oral communications between the parties with respect to the subject matter contained herein. Each party shall perform such further actions and execute such further documents as are necessary to effectuate the purpose of this Agreement.

17.	Survival

(a) Adviser and Sub-Adviser Representations. All representations and warranties made by the Sub-Adviser and the Adviser pursuant to Sections 2(a) and 2(b), respectively, shall survive the termination of this Agreement. In the event that any of the foregoing representations and warranties of the parties are no longer true, the applicable party shall promptly notify the other and/or update all information and documents which such party is required to provide to the other party hereunder.

(b) Other Provisions. The provisions of Sections 6(d), 6(e), 6(f), 8, 10, 11, 12, 14, and 17 shall survive termination of this Agreement.

18.	Captions

The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

19.	Certain Definitions

For the purposes of this Agreement and except as otherwise provided herein, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “affiliated person,” and “assignment” shall have the meanings ascribed to them in the 1940 Act, subject to applicable SEC orders, SEC staff no-action letters, and other SEC interpretive materials.

IN WITNESS WHEREOF, each party has caused this instrument to be signed by its duly authorized representative as of the day and year first above written.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMODITY FUTURES TRADING COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISER DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

LINCOLN FINANCIAL INVESTMENTS CORPORATION

By:	/s/ Benjamin A. Richer
Name:	Benjamin A. Richer
Title:	Senior Vice President & Chief Operating Officer

BCSF ADVISORS, LP

By:	/s/ Jessica Yeager
Name:	Jessica Yeager
Title:	General Counsel, Private Credit

LINCOLN BAIN CAPITAL TOTAL CREDIT FUND, solely as a party with respect to Section 8

By:	/s/ Ronald A. Holinsky
Name:	Ronald A. Holinsky
Title:	Senior Vice President & Chief Legal Officer

SCHEDULE A

Fee Schedules

The Adviser shall compensate the Sub-Adviser for services rendered to the Fund at the specified annual rate for the Fund as follows and as set forth in the table below and otherwise in accordance with the terms of this Agreement, as either may be amended from time to time:

For the services provided pursuant to this Agreement, the Adviser will pay the Sub-Adviser a fee (the “Sub-Advisory Fee”) equal to 50% of the aggregate amount of (i) the management fee, as defined in the Investment Management Agreement (the “Management Fee”), payable to the Adviser or its affiliates under the Investment Management Agreement, plus (ii) the incentive fee, as defined in the Investment Management Agreement (the “Incentive Fee” and, together with the Management Fee, the “Advisory Fees”), payable to the Adviser or its affiliates under the Investment Management Agreement. Furthermore, upon request of the Sub-Adviser, the Adviser shall provide for the Sub-Adviser’s review of the calculations whereby the applicable Advisory Fees are determined.

Any such Management Fee to the Sub-Adviser shall be payable in arrears for each month within 10 business days after receipt of such Management Fee by Adviser. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing Management Fee compensation shall be prorated.

Any such Incentive Fee to the Sub-Adviser shall be payable in arrears each quarter, as applicable, with 10 business days after receipt of such Incentive Fee by Adviser. If the Sub-Adviser shall serve for less than the whole of a quarter, the foregoing Incentive Fee compensation shall be prorated.

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